Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of May16, 2017, by and between Catasys, Inc., a Delaware corporation (“Employer”), and Christopher Shirley, an individual (“Employee”).

RECITALS

A.          WHEREAS, Employee has experience and expertise applicable to employment with Employer to perform as the Chief Financial Officer of Employer in Employer’s corporate office, Employer has agreed to employ Employee and Employee has agreed to enter into such employment, on the terms set forth in this Agreement.

B.          WHEREAS, Employee acknowledges that this Agreement is necessary for the protection of Employer’s investment in its business, good will, products, methods of operation, information, and relationships with its customers and other employees.

C.          WHEREAS, Employer acknowledges that Employee desires definition of his compensation and benefits, and other terms of his employment.

NOW, THEREFORE, in consideration thereof and of the covenants and conditions contained herein, the parties agree as follows:

AGREEMENT

1.	TERM OF AGREEMENT

1.1          Initial Term. The initial term of this Agreement shall begin on May 16, 2017 (“Commencement Date”) and shall continue until the earlier of: (a) the date on which it is terminated pursuant to Section 5 of this Agreement; or (b) two (2) years following the Commencement Date (“Initial Term”). After the expiration of the Initial Term, this Agreement will renew for another two (2) year term unless either party provides notice of termination of the Agreement within ninety (90) days of the end of the Initial Term.

2.	EMPLOYMENT

2.1          Employment of Employee. Employer agrees to employ Employee to render services on the terms set forth herein. Employee hereby accepts such employment on the terms and conditions of this Agreement.

2.2          Position and Duties. Employee shall serve as the Chief Financial Officer of Employer, reporting to Employer’s President, and shall have the general powers, duties and responsibilities of management usually vested in that office in a corporation and such other powers and duties as may be prescribed from time to time by the President or Employer’s Board of Directors (“Board”).

2.3          Standard of Performance. Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places as the interests, needs, business and opportunities of Employer shall reasonably require or render advisable.

2.4          Exclusive Service.

 (a) Employee shall devote all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) that, in the opinion of Employer, would materially interfere with the performance of his duties under this Agreement, and

 (b) Employee shall not, without the prior written consent of Employer, maintain any affiliation with, whether as an agent, consultant, employee, officer, director, trustee or otherwise, nor shall he directly or indirectly render any services of an advisory nature or otherwise to, or participate or engage in, any other business activity.

3.	COMPENSATION

3.1          Compensation. During the term of this Agreement, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee’s services under this Agreement.

3.2          Base Salary. Employer shall pay to Employee a base salary of two hundred eighty-five thousand dollars ($285,000) annually in equal bi-weekly installments, less applicable taxes. At Employer’s sole discretion, Employee’s base salary may be increased annually.

3.3          Discretionary Bonus. Except as described in Section 5.1 below, Employee is eligible to receive an annual bonus in the sole discretion of Employer. This discretionary bonus will be targeted at forty percent (40%) of Employee’s base salary, and will be based on Employee achieving individual goals and milestones, and the overall performance and profitability of the Company. To the extent that a discretionary bonus is granted, it will be based on a calendar year and shall be paid no later than March 14th of the following year. Provided that Employee is employed on March 14, 2018, Employer will pay Employee a lump sum of fifteen thousand ($15,000).

3.4          Equity Incentive Plan.

(a)     In connection with this Agreement, Employee shall receive a new grant of options to purchase one hundred thousand (119,000) shares of Employer’s common stock, at fair market value, under the provisions of Employer’s 2017 Stock Incentive Plan, upon approval by the Board. The options will vest over four years from date of grant with one-quarter (1/4) vesting one year from the date of grant, and the remainder vesting monthly thereafter according to the Plan’s provisions.

(b)     Except as otherwise set forth herein, vesting of options will cease upon the termination of Employee’s employment with Employer.

3.5          Fringe Benefits. Subject to Section 3.7 below, Employee will be entitled:

(a)     to participate, on the same basis as other employees of the Company, in any medical, dental, vision, life, short-term and long-term disability insurance and flexible spending accounts (subject to certain co-payments by Employee). Employee’s participation in such plans shall be subject to all terms and conditions of such plans, including Employee’s ability to satisfy any medical or health requirements imposed by the underwriters of any insurance policies paid to fund the plans; and

(b)     to participate, on the same basis as other employees of the Company, in the Company’s 401(k) plan, with said participation subject to all terms and conditions of such plans.

3.6          Paid Time Off. Employee will participate in Employer’s flexible vacation plan; as such time-off is not limited, allocated or measured, but does require approval of your supervisor. Compensation is not reduced to account for time-off.

3.7          Deduction from Compensation. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

4.	REIMBURSEMENT OF EXPENSES

4.1          Travel and Other Expenses. Employer shall pay to or reimburse Employee for those travel, promotional, professional continuing education and licensing costs (to the extent required), professional society membership fees, seminars and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee’s duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character in a timely manner.

4.2          Relocation. Employer will reimburse Employee for up to $20,000 in normal and customary direct moving expenses to move to Los Angeles upon submission of appropriate receipts. Employer shall reimburse the relocation expenses in accordance with all applicable federal and state reporting requirements. Failure to remain a full time employee of Employer, other than for reasons of termination without good cause (as defined in Section 5.2), for a period of one (1) year from receipt of any relocation related reimbursements shall result in you refunding, prorata, the amount paid to the Company within thirty (30) days.

4.3          Liability Insurance. Employer shall provide Employee with officers and directors’ insurance, or other liability insurance, consistent with its usual business practices, to cover Employee against all insurable events related to his employment with Employer.

4.4          Indemnification. Promptly upon written request from Employee, Employer shall indemnify Employee, to the fullest extent under applicable law, for all judgements, fines, settlements, losses, costs or expenses (including attorney’s fees), arising out of Employee’s activities as an agent, employee, officer or director of Employer, or in any other capacity on behalf of or at the request of Employer. Such agreement by Employer shall not be deemed to impair any other obligation of Employer respecting indemnification of Employee otherwise arising out of this or any other agreement or promise of Employer or under any statute.

5.	TERMINATION

5.1          Termination With Good Cause. Employer may terminate Employee’s employment at any time, with or without notice or Good Cause (as defined below). If Employer terminates Employee’s employment with Good Cause, or if Employee resigns, Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee under this Agreement or any other agreement.

5.2          Termination Without Good Cause. Employer shall have the right to terminate Employee’s employment without Good Cause. If Employer terminates Employee’s employment without Good Cause:

(a)     Employer shall pay Employee his salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with any benefits accrued through the date of termination;

(b)     On the six (6) month anniversary of the date Employee’s termination becomes effective, Employer shall pay Employee in a lump sum an amount equal to six (6) months’ salary (at the rate in effect at the time of termination) plus a pro-rata share of any bonus earned in the year of termination.

To be eligible for the compensation provided for in this Section 5.2 (other than in Section 5.2(a)), Employee must execute a full and complete release of any and all claims against Employer in the standard form then used by Employer (“Release”), at which time Employer shall have no further obligations to Employee under this Agreement or any other agreement.

5.3          Good Cause. For purposes of this Agreement, a termination shall be for “Good Cause” if Employee, in the subjective, good faith opinion of Employer, shall:

(a)     Commit an act of fraud, moral turpitude, misappropriation of funds or embezzlement in connection with his duties;

(b)     Breach Employee’s fiduciary duty to Employer, including, but not limited to, acts of self-dealing (whether or not for personal profit);

(c)     Materially breach this Agreement, the Confidentiality Agreement (defined below), or Employer’s written Codes of Ethics as adopted by the Board;

(d)     Willfully, recklessly or negligently violate any material provision of Employer’s written Employee Handbook, or any applicable state or federal law or regulation;

(e)     Fail or refuse (whether willfully, recklessly or negligently) to comply with all relevant and material obligations, assumable and chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder;

(f)     Fail to or refuse to (whether willfully, recklessly or negligently) to perform the responsibilities and duties specified herein (other than a failure caused by temporary disability); provided, however, that no termination shall occur on that basis unless the Employer first provides the Employee with written notice to cure; the notice to cure shall reasonably specify the acts or omissions that constitute the Employee’s failure, refusal or lack of sufficient expertise to perform his duties, and the Employee shall have a reasonable opportunity (not to exceed ten (10) business days after the date of notice to cure) to cure; termination shall be effective as of the date of written notice of failure to cure;

(g)     Be convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude;

(h)     Become listed on the federal debarment list prohibiting participation in Medicare or Medicaid; or

(i)     [Clawback language if required]

5.4          Change in Control. For purposes of this Agreement, a “Change in Control” shall be defined as:

(a)     The acquisition of Employer by another entity by means of a transaction or series of related transactions (including, without limitation, any reorganization, merger, stock purchase or consolidation); or

(b)     The sale, transfer or other disposition of all or substantially all of the Employer’s assets.

5.5          No Change in Control. Notwithstanding the provisions of Section 5.4 above, the following shall not constitute a Change in Control:

(a)     If the sole purpose of the transaction is to change the state of the Employer’s incorporation or to create or eliminate a holding company that will be owned in substantially the same proportions by the same beneficial owners as before the transaction;

(b)     If Employer’s stockholders of record as constituted immediately prior to the transaction will, immediately after the transaction (by virtue of securities issued as a consideration for Employer’s capital stock or assets or otherwise), hold more than fifty percent (50%) of the combined voting power of the surviving or acquiring entity’s outstanding securities;

(c)     An underwritten public offering of Employer’s common stock, if Employer’s stockholders of record as constituted immediately prior to the offering will, immediately after the offering, continue to hold more than fifty percent (50%) of the combined voting power of Employer’s outstanding securities;

(d)     The private placement of preferred or common stock, or the issuance of debt instruments convertible into preferred or common stock, for fair market value as determined by the Board, provided the acquiring person does not as a result of the transaction own more than fifty percent (50%) of the outstanding capital stock of Employer, have the right to vote more than fifty percent (50%) of the outstanding voting stock of Employer, or have the right to elect a majority of the Board; or

(e)     If Employee is a member of a group that acquires control of Employer in an event that would otherwise be a Change in Control, such event shall not be deemed a Change in Control and Employee shall have no right to benefits hereunder as a result of such event; provided, however, that Employee shall not be deemed a member of any acquiring group solely by virtue of his continued employment or ownership of stock or stock options following a Change in Control.

5.6          Death or Disability. To the extent consistent with federal and state law, Employee’s employment, salary, and accrual of commissions shall terminate on his death or disability. “Disability” means (i) Employee’s inability to engage in any substantial, gainful activity by reason of any medically determinable physical of mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering Employer’s employees. In the event of termination due to death or Disability, Employer shall pay Employee (or his legal representative) his salary prorated through the date of termination, at the rate in effect at the time of termination, together with any benefits accrued through the date of termination. Employer shall have no further obligations to Employee (or his legal representative) under this Agreement.

5.7          Return of Employer Property. Within five (5) days after the Termination Date, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee’s possession or under Employee’s control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked on the Termination Date.

6.	DUTY OF LOYALTY

6.1         During the term of this Agreement, Employee shall not, without the prior written consent of Employer, directly or indirectly render services of a business, professional, or commercial nature to any person or firm, whether for compensation or otherwise, or engage in any activity directly or indirectly competitive with or adverse to the business or welfare of Employer, whether alone, as a partner, or as an officer, director, employee, consultant, or holder of more than one percent (1%) of the capital stock of any other corporation. Otherwise, Employee may make personal investments in any other business so long as these investments do not require him to participate in the operation of the companies in which he invests.

7.	CONFIDENTIAL INFORMATION

7.1         Trade Secrets of Employer. Employee, during the term of this Agreement, will develop, have access to and become acquainted with various trade secrets which are owned by Employer and/or its affiliates and which are regularly used in the operation of the businesses of such entities. Employee shall not disclose such trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment by Employer. All files, contracts, manuals, reports, letters, forms, documents, notes, notebooks, lists, records, documents, customer lists, vendor lists, purchase information, designs, computer programs and similar items and information, relating to the businesses of such entities, whether prepared by Employee or otherwise and whether now existing or prepared at a future time, coming into his possession shall remain the exclusive property of such entities, and shall not be removed for purposes other than work-related from the premises where the work of Employer is conducted, except with the prior written authorization by Employer.

7.2         Confidential Data of Customers of Employer. Employee, in the course of his duties, will have access to and become acquainted with financial, accounting, statistical and personal data of customers of Employer and of their affiliates. All such data is confidential and shall not be disclosed, directly or indirectly, or used by Employee in any way, either during the term of this Agreement (except as required in the course of employment by Employer) or at any time thereafter.

7.3         Inevitable Disclosure. After Employee’s employment has terminated, Employee shall not accept employment with any competitor of Employer, where the new employment is likely to result in the inevitable disclosure of Employer’s trade secrets or confidential information, or it would be impossible for Employee to perform his new job without using or disclosing trade secrets or confidential information.

7.4         Continuing Effect. The provisions of this Section 7 shall remain in effect after the Termination Date.

8.	NO SOLICITATION

8.1         No Solicitation of Employees. Employee agrees that he will not, during his employment with Employer, and for one (1) year thereafter, encourage or solicit any other employee of Employer to terminate his or her employment for any reason, nor will he assist others to do so.

8.2         No Solicitation of Customer. Employee agrees that he will not, during his employment with Employer, and for two (2) years thereafter, directly or indirectly call on, or otherwise solicit, business from any actual customer or potential customer known by Employee to be targeted by Employer, nor will he assist others in doing so.

9.	INTELLECTUAL PROPERTIES.

To the extent permissible under applicable law, all intellectual properties made or conceived by Employee during the term of this employment by Employer shall be the right and property solely of Employer, whether developed independently by Employee or jointly with others. The Employee will sign the Employer’s standard Employee Innovation, Proprietary Information and Confidentiality Agreement (“Confidentiality Agreement”).

10.	OTHER PROVISIONS

10.1        Compliance With Other Agreements. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound.

10.2        Injunctive Relief. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 6, 7, 8 and 9 of this Agreement are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.

10.3        Attorneys’ Fees. The prevailing party in any suit or other proceeding brought to enforce, interpret or apply any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including all attorneys’ fees.

10.4        Counsel. The parties acknowledge and represent that, prior to the execution of this Agreement, they have had an opportunity to consult with their respective counsel concerning the terms and conditions set forth herein. Additionally, Employee represents that he has had an opportunity to receive independent legal advice concerning the taxability of any consideration received under this Agreement. Employee has not relied upon any advice from Employer and/or its attorneys with respect to the taxability of any consideration received under this Agreement. Employee further acknowledges that Employer has not made any representations to him with respect to tax issues.

10.5        Nondelegable Duties. This is a contract for Employee’s personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

10.6        Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

10.7        Venue. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, such dispute shall be resolved either in federal or state court in Los Angeles, California.

10.8        No Jury. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to a jury trial.

10.9        No Punitive Damages. If any dispute arises regarding the application, interpretation or enforcement of any provision of this Agreement, including fraud in the inducement, the parties hereby waive their right to seek punitive damages in connection with said dispute.

10.10      Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if any invalid or unenforceable provision were omitted.

10.11      Binding Effect. The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

10.12      Notice. Any notices or communications required or permitted by this Agreement shall be deemed sufficiently given if in writing and when delivered personally or forty-eight (48) hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

(a)     If to Employer, to the principal office of Employer in the State of California, marked “Attention: President”; or

(b)     If to Employee, to the most recent address for Employee appearing in Employer’s records.

10.13      Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.14      Amendment and Waiver. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.15      Entire Agreement. This Agreement is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agreements, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties, whether verbal or written, between the parties pertaining to such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE:

Christopher Shirley

EMPLOYER:

CATASYS, INC.
By
Richard A. Anderson Its President & COO